Exhibit 10.3

May 7, 2007

Exar Corporation

48720 Kato Road

Fremont, California 94538

Ladies and Gentlemen:

The undersigned (the “Stockholder”) is the owner of record or beneficially of certain shares of common stock, par value $0.01 per share, of Sipex Corporation (“Sipex Shares”) or securities convertible into or exchangeable or exercisable for Sipex Shares. This Lock-Up and Standstill Agreement (this “Agreement”) is being executed in connection with the Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), by and among Exar Corporation, a Delaware corporation (“Exar”), Sipex Acquisition Corp., a Delaware corporation wholly owned subsidiary of Exar (“Merger Sub”), and Sipex Corporation, a Delaware corporation (“Sipex”), pursuant to which Merger Sub will be merged with and into Sipex (the “Merger”) with Sipex surviving the Merger as a wholly owned Subsidiary of Exar. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Merger Agreement.

At the Effective Time, (i) each Sipex Share owned by the Stockholder as of the Effective Time shall automatically be converted into the right to receive a portion of a share of Exar Common Stock based on the Exchange Ratio and (ii) except for Notes, which shall be converted as per Section 8 below, each option or other convertible or exercisable security entitling the holder thereof to acquire Sipex Shares (the “Sipex Derivative Securities”) outstanding as of the Effective Time will be converted into an option or other security to acquire shares of Exar Common Stock at a price and in an amount based on the Exchange Ratio (the “Exar Derivative Securities”).

The Stockholder recognizes that the Merger and the other transactions contemplated by the Merger Agreement will be of benefit to the Stockholder and all holders of Sipex Shares and Sipex Derivative Securities. The Stockholder acknowledges that Exar is relying on the representations and agreements of the Stockholder contained in this Agreement in entering into the Merger Agreement and consummating the transactions contemplated thereby. The Stockholder further understands that this Agreement is coupled with an interest and is irrevocable and shall be binding upon the Stockholder’s heirs, legal representatives, successors and assigns.

In connection with the Merger Agreement and the transactions contemplated thereby, in order to induce Exar to enter into the Merger Agreement and to proceed with the Merger, and in consideration of the foregoing, the Stockholder and Exar agree to the following:

1. Lock-Up. Subject to the exceptions set forth in Sections 2 and 3 hereof, without the prior written consent of Exar, during the period commencing on the Closing Date and ending on the date that is the twelve-month anniversary of the Effective Time of the Merger (the “Lock-Up Period”), the Stockholder will not: (a) directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act or otherwise dispose of (i) any shares of Exar Common Stock, (ii) any Exar Derivative Securities, or (iii) any shares of Exar Common Stock issuable upon exercise, exchange or conversion of Exar Derivative Securities ((i), (ii) and (iii) are collectively referred to herein as the “Exar Securities”), in each case received or to be received by the Stockholder in the Merger or acquired before or after the Effective Time, and owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the Stockholder, (b) publicly announce an intention to do any of the foregoing, or (c) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of any Exar Securities owned either of record or beneficially (as defined in Rule 13-d under the Exchange Act) by the Stockholder, whether any such swap or transaction is to be settled by delivery of Exar Securities or other securities, in cash or otherwise (each of (a), (b) and (c), individually or collectively, is referred to herein as a “Disposition”).

2. Exceptions to Restriction on Disposition. Notwithstanding the foregoing Section 1, (a) the Stockholder may transfer Exar Securities to any wholly-owned subsidiary of the Stockholder or to a parent corporation owning 100% of the Stockholder or to entity that is wholly-owned by the same entity that wholly owns the Stockholder; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement for the benefit of Exar (which shall be an express third party beneficiary thereof) stating that the transferee is receiving and holding such Exar Securities subject to the provisions of this Agreement and there shall be no further transfer of such Exar Securities except in accordance with this Agreement; and (b) the Stockholder may make Dispositions of Exar Securities in compliance with Section 3 hereof; and (c) the Stockholder may exchange Exar Securities for the consideration payable to holders of such Exar Securities pursuant to a merger, consolidation, tender offer, exchange offer or similar business combination transaction involving Exar in which securities of Exar are converted into the right to receive consideration (an “Exar Sale Transaction”) which Exar Sale Transaction is approved by the Exar Board of Directors.

3. Sale Limitations. During the Lock-Up Period, and notwithstanding the restrictions set forth in Section 1, the Stockholder shall have the right to Dispose of Exar Securities if the amount of Exar Securities so Disposed of by the Stockholder, together with the amount of any other Exar Securities Disposed of by the Stockholder within the applicable one of the following four (4) consecutive three (3)-month periods: (i) the three (3)-month period commencing on the Effective Time of the Merger, and ending three (3)-months thereafter; (ii) the three (3)-month period commencing on the day immediately following the end of the three (3)-month period referred to in (i), and ending three months thereafter; (iii) the three (3)-month period commencing on the day immediately following the end of the three (3)-month period referred to in (ii), and ending three months thereafter; and (iv) the three (3)-month period commencing on the day immediately following the end of the three (3)-month period referred to in (iii), and ending three months thereafter, does not exceed 500,000 Exar Securities as adjusted, for stock splits, stock dividends, combinations and the like (the “Cap”). To the extent that the aggregate Dispositions of Exar Securities by the Stockholder during any of the foregoing three (3)-month periods in the Lock-Up Period are equal to less than 500,000 Exar Securities plus, as the case may be, any carried-over allotment from preceding three (3)-month periods (such difference, the “Shortfall”), the Cap for the subsequent three (3)-month period shall be increased to an amount equal to the sum of 500,000 Exar Securities plus the Shortfall.

4. Stop Transfer. The Stockholder agrees and consents to the entry of stop transfer instructions with Exar’s transfer agent and registrar against the transfer of the Exar Securities except in compliance with the restrictions set forth in Sections 1, 2 and 3 hereof.

5. Standstill. The Stockholder shall not, nor shall any of its directors, officers, employees, agents, advisors or other representatives (“Representatives”) on its behalf, without the prior written consent of Exar or its Board of Directors (or a duly empowered committee thereof):

(a) during the Lock-Up Period:

(1) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of Exar or any Subsidiary thereof, or of any successor to or person in control of Exar, or any assets (other than assets in the ordinary course of business) of Exar or any Subsidiary or division thereof or of any such successor or controlling person; provided, however, that the Stockholder may acquire voting securities of Exar, or any Subsidiary thereof, or of any successor to or person in control of Exar so long as its aggregate beneficial ownership of Exar, such Subsidiary or such Person does not at any time during the Lock-Up Period exceed 19% of the Exar voting securities (on a fully diluted basis assuming conversion or exercise of all outstanding Exar Derivative Securities); or

(2) or request Exar or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 5(a); and

(b) during the period commencing on the Closing Date and ending on the date that is the two (2)-year anniversary of the Effective Time of the Merger:

(1) subject to the Stockholder’s right to designate a representative for nomination by the Board of Directors for election as a director pursuant to Section 7(b) below, nominate any person to the Board of Directors of Exar;

(2) call or attempt to call a special meeting of the stockholder of Exar;

(3) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any person or entity with respect to the voting of any voting securities of Exar (including, without limitation, making any public statement in favor or support of any proposal not approved by the Board of Directors of Exar);

(4) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction (including a tender offer) involving Exar or any of its securities or assets;

(5) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act, in connection with any of the foregoing;

(6) request Exar or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 5(b).

6. Exceptions to Standstill. Notwithstanding the foregoing Section 5, nothing in this Agreement shall restrict the ability of any member of the Exar Board of Directors who is affiliated with the Stockholder from performing his or her duties as a director of Exar and acting in his or her capacity as a director of Exar, including, without limitation, carrying out his or her fiduciary duties to the stockholders of Exar.

7. Others Agreements. During the period commencing on the Closing Date and ending on the date that is the two (2)-year anniversary of the Effective Time of the Merger:

(a) in the event that a meeting of the stockholders of Exar is held (and at every adjournment or postponement thereof), the Stockholder shall, or shall cause the holder of record on the applicable record date to, appear at such meeting or otherwise cause its shares of Exar Common Stock to be counted as present thereat for purposes of establishing a quorum.

(b) for so long as the Stockholder owns at least 5% of the Exar voting securities (on a fully diluted basis assuming conversion or exercise of all outstanding Exar Derivative Securities), the Stockholder shall be entitled to designate one (1) individual for nomination by the Board of Directors for election to the Board of Directors of Exar, which nominee shall be reasonably acceptable to the Nominating Committee of the Board of Directors of Exar and which nominee shall initially be the affiliate of the Stockholder identified on Schedule 5.15(a) to the Merger Agreement (who shall be appointed to the Board of Directors of Exar as of the Effective Time of the Merger pursuant to Section 5.15(a) of the Merger Agreement).

8. Conversion of Notes. The Stockholder hereby covenants and agrees to exercise its right to convert all outstanding Sipex Notes held by it for shares of Sipex Common Stock, with such conversion to be effective immediately prior to the Effective Time of the Merger. The Stockholder agrees to duly execute and delivere the irrevocable notice of conversion attached as Exhibit A with respect to the conversion of the Sipex Notes as described above in this Section 8, and further covenants not to attempt to revoke such notice or otherwise change its election to so convert; provided that if the Merger Agreement is validly terminated prior to the Effective Time, then such notices may be revoked by the Stockholder. For the purpose of clarity, the $15,000,000 Sipex Note held by the Stockholder shall be convertible into 2,795,508 shares of Sipex Common Stock, which shall themselves be convertible into shares of the Exar Common Stock of, at the Exchange Ratio.

9. Registration Statement. Exar shall, at its expense, file promptly after the Effective Time a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act covering the resale by the Stockholder of the shares of Exar Common Stock received by it in exchange for shares of Sipex Common Stock in the Merger (including share of Exar Common Stock issuable in exchange for shares of Sipex Common Stock received upon exercise of the Stockholder’s conversion of its Sipex Notes pursuant to Section 8 hereof); and shall use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable after the Effective Time and to keep such Registration Statement effective until the fifteen (15) month anniversary of the Effective Time, subject to Exar’s right to suspend effectiveness to the extent required by applicable Legal Requirements. Nothing in this Section 9, including the effectiveness of the Registration Statement, shall relieve the Stockholder from its obligations and restrictions pursuant to this Agreement, including the restrictions set forth in Section 1 and Section 3.

10. Consents. The Stockholder hereby agrees that to the extent Sipex issues any 9% Unsecured Junior Notes with Convertible Interest due June 20, 2008 (the “Rodfre Notes”) to the Stockholder pursuant to the Securities Purchase Agreement dated as of March 29, 2007, the Stockholder hereby consents to the proposed change of control as a result of the Merger pursuant to the Rodfre Notes and reserves all other rights under the Rodfre Notes that may arise as a result of the Merger.

11. Representations and Warranties. The Stockholder represents and warrants to Exar that:

(a) the execution, delivery and performance of this Agreement by the Stockholder does not, and the consummation by the Stockholder of the transactions contemplated hereby will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice of or the passage of time or both) under any Contract to which the Stockholder is a party or which is binding on it, him or her or its, his or her assets and will not result in the creation of any Encumbrance on any of the assets or properties of the Stockholder (other than the Shares);

(b) this Agreement has been duly executed by the Stockholder and constitutes the valid and legally binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity;

(c) other than filings under the Exchange Act, no notices, reports or other filings are required to be made by the Stockholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Stockholder from, any Governmental Entity or any other Person, in connection with the execution and delivery of this Agreement by the Stockholder and

(d) other than the Sipex Notes, the Stockholder does not hold any warrants or other securities convertible into or exercisable for shares of Sipex Common Stock.

12. Condition to Effectiveness. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not be effective until the Effective Time In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall also terminate.

13. Miscellaneous.

(a) Waiver. No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by the party waiving such condition or breach. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement. Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(b) Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(c) Binding Effect; Assignment. The Stockholder may not assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Exar, and any attempted assignment without such prior written approval shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

(e) Specific Performance; Injunctive Relief. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur to either party in the event that any of the provisions of this Agreement were not performed by the other party in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(g) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF EXAR OR THE STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(h) Entire Agreement. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any other Person any rights or remedies hereunder.

(i) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address (or at such other address for a party as shall be specified by like notice):

if to Exar, to:

Exar Corporation

48720 Kato Road

Fremont, CA 94538

Attention: Thomas Melendrez

Fax No.: (510) 668-7002

with copies to

O’Melveny & Myers LLP

with copies to

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

Attention: Warren Lazarow/Steve Sonne

Fax No.: (650) 473-2601

If to the Stockholder:

c/o Future Electronics Inc.

237 Hymus Boulevard

Pointe Claire QC H9R 5C7

Attention : Guy Lavergne, Esq.

Associate General Counsel

Fax No. : (514) 694-7515

(j) Headings. The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.

(k) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(l) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(m) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

The parties hereto have executed and delivered this Lock-Up and Standstill Agreement as of the date first written above.

EXAR CORPORATION

By:	/s/ Richard Leza
Name: Richard Leza
Title: Acting Chief Executive Officer

RODFRE HOLDINGS LLC

By:	/s/ Joe Prudente
Name: Joe Prudente
Address: 41 Main St., Bolton, Mass 01740 For Rodfre Holdings LLC

Facsimile:

Exhibit A

FORM OF NOTE CONVERSION NOTICE

Sipex Corporation

233 South Hillview Drive

Milpitas, California 95035

Attention: Chief Financial Officer

Wells Fargo Bank, National Association

707 Wilshire Blvd, 17th Floor

Los Angeles, CA 90017

Attention: Corporate Trust Services

Fax: (213) 614-3355

Pursuant to the Agreement and Plan of Merger dated as of May 7, 2007 (the “Merger Agreement”) by and among Sipex Corporation (“Sipex”), Exar Corporation (“Exar”) and Side Acquisition Corp., a wholly owned subsidiary of Exar, Side Acquisition Corp. will be merged with and into Sipex (the “Merger”) with Sipex surviving as a wholly owned Subsidiary of Exar. The undersigned hereby irrevocably agrees to exercise the option to convert the attached Note (the “Note”) into shares of common stock of Sipex in accordance with the terms of the Indenture referred to in the Note, with such conversion to be effective immediately prior to the effective time of the Merger, and directs that the shares issuable and deliverable upon such conversion, together with any check in payment for fractional shares, be issued and delivered to the registered holder hereof. Any amount required to be paid by the undersigned on account of interest accompanies the Note.

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If you want the shares issuable on conversion of the Note credited to your balance account with The Depositary Trust Company through its Deposit Withdrawal At Custodian system, check the box: ☐

Dated: May , 2007

Signature(s)

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if shares of Common Stock are to be issued, or Notes to be delivered, other than to and in the name of the registered holder.

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